August 16, 2018
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Spark Energy, Inc. and, under the date of March 9, 2018, we reported on the consolidated financial statements of Spark Energy, Inc. as of and for the years ended December 31, 2017 and 2016. On August 10, 2018, we were dismissed. We have read Spark Energy, Inc.’s statements included under Item 4.01 of its Form 8‑K dated August 10, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with Spark Energy, Inc.’s statement that the change was approved by the Audit Committee of the Board of Directors of Spark Energy, Inc., and we are not in a position to agree or disagree with Spark Energy, Inc.’s statement that during Spark Energy, Inc.’s fiscal years ended December 31, 2017 and 2016, and the subsequent period from January 1, 2018 through August 10, 2018, that neither Spark Energy, Inc. nor anyone acting on its behalf has consulted Ernst & Young LLP regarding the (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Spark Energy, Inc.’s consolidated financial statements, and neither a written report nor oral advice was provided to Spark Energy, Inc. that Ernst & Young LLP concluded was an important factor considered by Spark Energy, Inc. in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S‑K and the related instructions to Item 304 of Regulation S‑K) or a “reportable event” (as that term is described in Item 304(a)(1)(v) of Regulation S‑K).
Very truly yours,
/s/KPMG LLP